Exhibit (c)(2)

Preliminary, Subject to Further Review and Revision DiscussionMaterials Committee February 4, 2016 orRHOSpecial

Preliminary, Subject to Further Review and Revision Notice to Recipient Confidential “Bank of America Merrill Lynch” is the marketing name for the global banking and global markets businesses of Bank of America Corporation. Lending, derivatives, and other commercial banking activities are performed globally by banking affiliates of Bank of America Corporation, including Bank of America, N.A., member FDIC. Securities, strategic advisory, and other investment banking activities are performed globally by investment banking affiliates of Bank of America Corporation (“Investment Banking Affiliates”), including, in the United States, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Merrill Lynch Professional Clearing Corp., which are both registered broker dealers and members of FINRA and SIPC, and, in other jurisdictions, by locally registered entities. Investment products offered by Investment Banking Affiliates: Are Not FDIC Insured * May Lose Value * Are Not Bank Guaranteed. These materials have been prepared by one or more subsidiaries of Bank of America Corporation for the client or potential client to whom such materials are directly addressed and delivered (“RHO” or the “Company”) in connection with an actual or potential mandate or engagement and may not be used or relied upon for any purpose other than as specifically contemplated by a written agreement with us. These materials are based on information provided by or on behalf of the Company and/or other potential transaction participants, from public sources or otherwise reviewed by us. We assume no responsibility for independent investigation or verification of such information (including, without limitation, data from third party suppliers) and have relied on such information being complete and accurate in all material respects. To the extent such information includes estimates and forecasts of future financial performance prepared by or reviewed with the managements of the Company and/or other potential transaction participants or obtained from public sources, we have assumed that such estimates and forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such managements (or, with respect to estimates and forecasts obtained from public sources, represent reasonable estimates). No representation or warranty, express or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past, the present or the future. These materials were designed for use by specific persons familiar with the business and affairs of the Company and are being furnished and should be considered only in connection with other information, oral or written, being provided by us in connection herewith. These materials are not intended to provide the sole basis for evaluating, and should not be considered a recommendation with respect to, any transaction or other matter. These materials do not constitute an offer or solicitation to sell or purchase any securities and are not a commitment by Bank of America Corporation or any of its affiliates to provide or arrange any financing for any transaction or to purchase any security in connection therewith. These materials are for discussion purposes only and are subject to our review and assessment from a legal, compliance, accounting policy and risk perspective, as appropriate, following our discussion with the Company. We assume no obligation to update or otherwise revise these materials. These materials have not been prepared with a view toward public disclosure under applicable securities laws or otherwise, are intended for the benefit and use of the Company, and may not be reproduced, disseminated, quoted or referred to, in whole or in part, without our prior written consent. These materials may not reflect information known to other professionals in other business areas of Bank of America Corporation and its affiliates. Bank of America Corporation and its affiliates (collectively, the “BAC Group”) comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and strategic advisory services and other commercial services and products to a wide range of corporations, governments and individuals, domestically and offshore, from which conflicting interests or duties, or a perception thereof, may arise. 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The BAC Group prohibits employees from, directly or indirectly, offering a favorable research rating or specific price target, or offering to change a rating or price target to a subject company as consideration or inducement for the receipt of business or for compensation and the BAC Group prohibits research analysts from being directly compensated for involvement in investment banking transactions. The views expressed herein are the views solely of Global Corporate and Investment Banking, and no inference should be made that the views expressed represent the view of the firm’s research department. We are required to obtain, verify and record certain information that identifies the Company, which information includes the name and address of the Company and other information that will allow us to identify the Company in accordance, as applicable, with the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) and such other laws, rules and regulations as applicable within and outside the United States. We do not provide legal, compliance, tax or accounting advice. Accordingly, any statements contained herein as to tax matters were neither written nor intended by us to be used and cannot be used by any taxpayer for the purpose of avoiding tax penalties that may be imposed on such taxpayer. If any person uses or refers to any such tax statement in promoting, marketing or recommending a partnership or other entity, investment plan or arrangement to any taxpayer, then the statement expressed herein is being delivered to support the promotion or marketing of the transaction or matter addressed and the recipient should seek advice based on its particular circumstances from an independent tax advisor. Notwithstanding anything that may appear herein or in other materials to the contrary, the Company shall be permitted to disclose the tax treatment and tax structure of a transaction (including any materials, opinions or analyses relating to such tax treatment or tax structure, but without disclosure of identifying information or, except to the extent relating to such tax structure or tax treatment, any nonpublic commercial or financial information) on and after the earliest to occur of the date of (i) public announcement of discussions relating to such transaction, (ii) public announcement of such transaction or (iii) execution of a definitive agreement (with or without conditions) to enter into such transaction; provided, however, that if such transaction is not consummated for any reason, the provisions of this sentence shall cease to apply. Copyright 2015 Bank of America Corporation.

Preliminary, Subject to Further Review and Revision Project Delta Discussion Materials for RHO Special Committee Table of Contents 1. 2. 3. 4. Executive Summary RHO Historical Overview Preliminary Financial Analyses Preliminary Overview of Potential Alternatives 1 6 14 21 26 26 27 28 Appendix Weighted Average Cost of Capital Selected Precedent Retail Transactions Selected Case Studies

Preliminary, Subject to Further Review and Revision ExecutiveSummary

Preliminary, Subject to Further Review and Revision

Executive Summary

Bank of America Merrill Lynch

BofA Merrill Lynch appreciates the opportunity to discuss with RHO's Special Committee (the "Special Committee") certain preliminary market and financial perspectives regarding RHO and potential next steps

Since the Company's spin-off at the beginning of 2012, RHO's management has made substantial progress upgrading RHO's portfolio through acquisitions and redevelopments

- The Company has acquired \$1.1bn of assets [1] and spent \$124 million [2] on 15 completed projects which has resulted in occupancy improving +430bps [3], releasing spreads averaging +10% [3], net operating income (NOI) growing 9% per year [3], and sales per square foot improving from \$284 to \$350 [3]
- Further potential value creation is expected by RHO management as a result of 13 strategic projects with a projected total of \$201 million [4] in capital expenditures between 2016 and 2018 and more than \$15 million [3] of signed, not yet open (SNO), rents on line
- Despite demonstrated performance and potential growth drivers, RHO's stock price performance has faced significant headwinds
  - As of January 15, 2016, prior to BOREAS' acquisition proposal announcement, RHO's total returns had declined (23.2%) since the beginning of 2015 (retail peer selected companies [5] were down (35.1%) in the same period) and by (6.1%) since the beginning of 2016 (retail peer selected companies [5] were down (11.5%) in the same period), recently trading at its lowest level since June 2012
  - RHO management believes that some of RHO's recent stock price underperformance may be driven by the recent sell down of shares by one of the Company's largest shareholders

On January 19, 2016, BOREAS publicly announced a \$17.00 per share all-cash acquisition proposal for RHO

- Represents 26.0% premium to RHO's unaffected closing price (on January 15th) of \$13.49 per share, 16.4% premium to RHO's average share price of \$14.60 for the prior 30 days, 6.6% premium to average share price of \$15.94 for the prior 90 days, 3.0% premium to average share price of \$16.50 for the prior 180 days, and a slight discount to average share price of \$17.06 for the prior year
- Represents (15.7%) discount to SNL consensus NAV estimates for RHO, 2.0% premium to Green Street Advisors' NAV estimate and 8.5x RHO's 2016E FFO based on SNL consensus estimates as of January 15, 2016

Since BOREAS' announcement, RHO and the broader equity markets have traded up

- As of February 2, 2016, RHO was trading at \$17.58 -- +3.4% higher than BOREAS' proposed purchase price of \$17.00 per share
- Since the announcement, RHO has traded up +30.3% while retail peer selected companies [5] have traded down (4.0%), other retail selected companies REITs [6] have traded up +2.3%, RMZ traded up +1.0%, and S&P 500 is up +1.2%
  - Markets remain volatile amidst concerns of global slowdown, lack of clarity regarding Fed policies and falling commodity prices

Source: RHO Projections, Company public filings, FactSet, SNL Financial, and Green Street Advisors.
(1) Based on RHO January 2016 Investor Presentation.
(2) Development spend of \$124mm excludes leasing costs (\$188mm inclusive of leasing costs).
(3) Preliminary based on RHO Projections through Q4 2015.
(4) Per RHO management. Inclusive of Original Portfolio and Acquisition Assets, excludes internal fees, and deducts present value of estimated municipal incentives estimated at \$21M.
(5) Retail peer selected companies include CBL, PEI, and WPG.
(6) Other retail selected companies include GGP, SPG, MAC, TCO, and SKT. Shown for informational purposes.

1

Preliminary, Subject to Further Review and Revision Executive Summary (cont’d) Since BOREAS’ 1/19/16 acquisition proposal, various events have occurred, including the following: Tuesday, January 19th: Organizational meeting  Wednesday, January 20th: Reviewed preliminary timeline and initial data request list  Thursday, January 21st: Opened virtual data room to facilitate exchange/review of RHO information  Friday, January 22nd: Organizational meeting to discuss workplan and review timing of deliverables  Wednesday, January 27th: Received RHO management’s preliminary financial projections for RHO (the “RHO Projections”)  Friday, January 29th : Reviewed property portfolio details  Monday, February 1st: Received the Company’s 2016 business plan  Wednesday, February 3rd: Received updated RHO Projections from RHO management  Prepared a preliminary financial analysis based on RHO Projections (subject to further review and revision)  Today, we plan to discuss the following:  RHO Projections and related assumptions and various preliminary financial analyses (subject to further review and revision) – Preliminary net asset value analysis based on asset-level NOI forecasts from RHO’s management and related assumptions – Preliminary discounted cash flow analysis based on RHO’s management operating forecasts – Preliminary selected public companies analysis  Potential next steps, including an overview of potential alternatives 2

Preliminary, Subject to Further Review and Revision Certain Considerations Special Committee’s views regarding the Company’s strategic business plan  If Special Committee decides to pursue a transaction:  – Message to those making inbound inquiries – Ability to create a process with level playing field and competitive dynamic Strategy and negotiating tactics, with view toward maximizing value  Whether BOREAS’ initial $17.00 per share proposal is its best offer or whether BOREAS will increase its proposed price  Special Committee’s approach to evaluating strategic alternatives  Potential response to BOREAS  Possible steps to increase BOREAS’ proposed price if pursued  BOREAS’ significant ownership in the Company  Historical, recent and potential trading of RHO stock  Potential headwinds in retail REIT sector and impact on potential buyer demand  Other credible buyers for RHO  Implied premium / discount of proposed purchase price to RHO’s NAV  3 Strategic Considerations Governance and Process Considerations

Preliminary, Subject to Further Review and Revision Market Update Since BOREAS 1/19/16 Proposal $19.39 $10.55 companies (2) $8.66 $1,053.57 (8.2%) +2.3% +1.0% 1/1/2015 2/3/2015 3/8/2015 4/10/2015 5/13/2015 6/15/2015 7/18/2015 8/20/2015 9/22/2015 10/25/2015 11/27/2015 12/30/2015 2/2/2016 110% Shanghai Stock FTSE 100 S&P 500 105% Exchange (3) $2,749.57 $1,903.03 $5,922.01 100% 95% 90% +1.2% +2.0% (5.2%) 85% REIT Funds WTI Crude 10-Year Treasury 80% Flow (4) $30.85 1.87 75% 70% 1/3/2016 1/10/2016 1/17/2016 1/24/2016 2/2/2016 Source: FactSet, Lipper, and Bloomberg as of February 2, 2016. +4.9% (16bps) ($371mm) (1) 4 (2) (3) (4) Retail peer selected companies include PEI, CBL, and WPG. Other retail selected companies include SPG, GGP, MAC, TCO, and SKT. Shown for informational purposes. SSE Composite Index. Fund flows excluding ETFs. de ) WTI Crude - YTD 1/19/2016 WTI Cru (18.6% Market continues to reflect significant volatility. However, RHO’s stock price is up 30.3% since BOREAS proposal while retail peer selected companies (1) are down (4.0%) and RMZ is up 1.0% 45 40 35 30 25 20 15 10 VIX – Since 2015 PEICBL (0.3%)(2.9%) WPGOther retail selectedRMZ 1/19/2016 RHO $17.58 +30.3%

Preliminary, Subject to Further Review and Revision Selected Wall Street Research Reaction to BOREAS’ 1/19/16 Proposal $380 million redevelopment pipeline to drive future growth.” supporters of the [RHO] value-add story and in particular the high peer group and provides strong NAV downside protection.” – Canaccord 5 Source: Wall Street Research as of February 2, 2016. …However, RHO’s story has strong momentum: •“[RHO] has done a good job, managing the portfolio, in our view. [RHO] has increased occupancy, grown NOI, and is focused on executing on its – Stifel 1/19/2016 •“[RHO] story very much intact. Despite the recent stock volatility, we are concentration of California malls, which is unique among [RHO]’s B-mall 1/19/2019 •“[RHO] has proven to be a sound operator of B and C malls achieving steady improvements to portfolio quality in recent years. Same property NOI growth is outpacing its low productivity peers for ’15 and with full year NOI growth estimated to be 3.3% (vs. the flat NOI growth expected from low end peers).” – Green Street Advisors 1/19/2016 …and view BOREAS as motivated to increase its management fees and become a retail peer consolidator: •“[BOREAS] likely saw an opportunity to roll [RHO] into one of its real estate funds thus increasing its asset management fee stream.” – Green Street Advisors 1/19/2016 •“[BOREAS] could use [RHO] as a platform to consolidate the ‘B’ mall space, providing [RHO] with the needed capital to acquire and redevelop the portfolio, achieving excellent risk adjusted returns on capital of 8%-10%.” – Boenning & Scattergood 1/19/2016 Lower productivity malls are out of favor with investors… •“The takeover proposal is timely as most institutional investors have cooled on "B" malls amid concerns over sluggish retail sales, bankruptcies, and store closures. Over the past year, "B" mall shares have fallen 37.7% as a group, dragging [RHO] down 32.0% with them.” – RBC Capital Markets 1/19/2016 •“Market share for physical retail is shrinking; tepid tenant sales growth is expected (~1%-2%)…eCommerce is growing at a much faster pace than brick & mortar, and should continue to do so for the foreseeable future. The faster pace of growth creates a drag on the sales growth available at physical stores…the drag on mall sales growth could be as much as 300 basis points annually in the coming years.” – Green Street Advisors 1/26/2016 Wall Street expects BOREAS to raise its bid… •“The $17 per share offer is the opening bid in a potential M&A negotiation between [BOREAS] and [RHO], in our view.” – Stifel 1/19/2016 •“Should negotiations continue, we would expect the next bid, if [BOREAS] is seriously inclined to acquire [RHO], to be in the $19+ range and as such remain buyers at current levels.” – Canaccord 1/19/2016 •“Based on our NAV estimate of $19.28 (lower than consensus around $20), we believe that the [RHO] Board could force [BOREAS] to sweeten its bid to around $18 per share.” – Boenning & Scattergood 1/19/2016 •“Thus in the event that [RHO] rejects the initial bid there is the potential that [BOREAS] increases its bid slightly.” – Green Street Advisors 1/19/2016

Preliminary, Subject to Further Review and Revision RHOHistoricalOverview

Preliminary, Subject to Further Review and Revision RHO Management Has Made Significant Progress Improving RHO ’s Portfolio and Driving Grow th Core NOI (1) Core FFO / Diluted Share (1) 2012 2013 2014 2015E 2012 2013 2014 2015E Sales PSF (1) Cumulative Acquisitions (1) 2_0_12_ 2013 2014 2015E 2012 2013 2014 2015E Source: RHO Projections and public filings. Note: Dollars in millions except per share and per square foot. (1)2015 estimates are preliminary per RHO Projections. 6 (2)Based on RHO January 2016 Investor Presentation. $1,089 $764 $525 $175 $350 $322 $302 $296 $1.79 $1.64 $1.54 $1.26 $190 $195 $161 $150 Since RHO’s spinoff in 2012, RHO has executed on redevelopment plans and meaningfully improved performance and operating metr ics

Preliminary, Subject to Further Review and Revision RHO Generally Has Outpaced Peers on Portfolio Improvements Historical Mall Occupancy 95.7% Q4 2011 Q3 2015 Q4 2011 260bps Q3 2015 Q4 2011 Q3 2015 Q4 2011 Q3 2015 Q4 2011 Q3 2015 Change (260bps) (160bps) +210bps Since 4Q ‘11 $608 Historical Sales PSF $559 $376 $371 $361 $345 $340 Q1 2012 Q3 2015 Q1 2012 Q3 2015 Q1 2012 Q3 2015 +10.4% Q1 2012 Q3 2015 Q1 2012 Q3 2015 Change +16.2% (10.6%) +21.7% Since 4Q ‘11 Sources: Public filings. (1) (2) (3) (4) (5) RHO occupancy figures represent % leased for non-anchor tenants. RHO did not report occupied basis in Q4 2011; for Q1 2012 and Q 3 2015, occupied basis percentages are 85.5% and 88.7%, respectively. Represents total mall store non-anchor occupancy per public filings. Represents total stabilized mall portfolio occupancy per public filings. Represents non-anchor core mall portfolio occupancy (excluding seven non-core properties) as publicly reported. 2011 occupancy reflects GRT (Glimcher Realty Trust) figures per public filings. Other retail selected companies include SPG, GGP, MAC, TCO, and SKT. Selected companies’ average weighted by in -line (non-anchor) gross leasable area (GLA). Shown for informational purposes. 7 +21.5% $424 $404 $287 +460bps 94.2%93.6% 92.3%92.3% 91.6%92.2% 90.6% 87.7% 89.7% WPG (4) CBL (3) Other Retail (5) PEI (2) RHO (1) RHO management successfully has increased occupancy and sales PSF over last several years, especially compared to retail peer selected companies

Preliminary, Subject to Further Review and Revision RHO Has Invested in CapEx to Potentially Drive Growth 4.7% Developments/Redevelopments (as % of Gross Assets) 4.3% 2013 2014 3Q '15 2013 2014 3Q '15 2013 2014 3Q' 15 2013 2014 3Q '15 2013 2014 3Q '15 $ Amount Acquisitions (as % of Gross Assets) (7) 8.1% (6) 3.8% 1.2% 2013 2014 3Q '15 2013 2014 3Q '15 2013 2014 3Q '15 2013 2014 3Q '15 2013 2014 3Q '15 $ Amount Source: Public filings and RHO management. (1) (2) (3) (4) 8 (5) (6) (7) RHO development/redevelopment spend includes certain leasing and other project costs. $188mm includes leasing and other proje ct costs ($124mm exclusive of leasing and other project costs). Per public filings, CapEx includes redevelopment with incremental GLA and/or anchor replacement, new development projects, and renovation with no incre mental GLA. Figures include pro rata share of JVs Per public filings, CapEx includes renovations (30% of CBL’s renovation CapEx is recoverable from tenants over 10 to 15-year period). Figures include pro rata share of JVs. Per public filings, CapEx includes new developments, redevelopments, renovations, and expansions. Figures include pro rata share of JVs. 2013 figures r epresent legacy GRT figures. Other retail selected companies include SGP, GGP, MAC, TCO, and SKT. Shown for informational purposes. Includes PEI’s acquisition of Springfield Town Center. Includes only cash component of acquisitions as per each company’s cash flow statement. $383 $176 $393 $186 $169 $5 $41 $0 $192 $61 $20 $320 $81 $109 $154 6.1% 3.7% 4.4% 1.6% 2.1% 3.0% 1.9% 0.5% 0.0% 0.1% 0.8% 0.6% $423 $528 $475 $94 $85 $74 $37 $27 $23 $73 $73 $55 $31 $81 $76 3.3% 2.0% 2.0% 1.9% 1.4% 1.4% 1.5% 0.9% 0.4% 0.3% 0.3% 3.0% 2.9% Other Retail (5) WPG (4) CBL (3) PEI (2) RHO (1) RHO has spent $188mm (2) on capital improvement on 15 projects since spin-off and expects to spend an additional $201mm on 13 properties through 2018

Preliminary, Subject to Further Review and Revision

Bank of America Merrill Lynch

Positive Growth Trajectory

Historical and Projected Same Store NOI and FFO per Share Growth

RHO expects significant increase in NOI growth and FFO per share as it benefits from recently deployed strategic capital

Same Store NOI Growth



RHO (1)
PEI (2)
CBL (2)
WPG (2)
Other Retail (2)(3)
Estimates per Green St. Advisors
3.0%
3.3%
2.0%
(0.2%)
3.0%
3.4%
6.4%
11.9%
3.1%
2.4%
2.7%
0.9%
2.3%
1.0%
2.3%
0.3%
1.6%
(1.2%)
1.1%
(1.2%)
3.8%
4.2%
4.5%
4.3%
2014 2015E 2016E 2017E
2014 2015E 2016E 2017E
2014 2015E 2016E 2017E
2014 2015E 2016E 2017E
2014 2015E 2016E 2017E

FFO per Diluted Share Growth (4)



SNL consensus estimates
6.4%
8.1%
12.7%
12.2%
6.4%
9.2%
10.5%
24.1%
0.6%
(3.0%)
8.8%
8.6%
2.7%
4.2%
(2.2%)
2.3%
(18.2%)
6.4%
6.2%
2.3%
2.1%
8.8%
6.6%
8.9%
2014 2015E 2016E 2017E
2014 2015E 2016E 2017E
2014(5) 2015E 2016E 2017E
2014 2015E 2016E 2017E
2014(5) 2015E 2016E 2017E

Sources: Public filings, Green Street Advisors, and Wall Street research.

Note: Figures represent same store / comparable store NOI growth. PEI's and CBL's definitions of NOI exclude lease termination fees.

(1) RHO Projections per RHO management. RHO 2015E represents midpoint of same property NOI management guidance (3.0%-3.75%)

(2) PEI, CBL, and other retail selected companies' 2015 estimates represent midpoint of same store NOI management guidance (PEI: 2.0%-2.7%, CBL: 0.0%-2.0%). WPG 2015 estimate represents midpoint of Green Street Advisors same store NOI estimate (0.0%-1.0%). Retail peer selected companies and other retail selected companies' 2016 and 2017 same store NOI estimates per Green Street Advisors.

(3) Other retail selected companies include SPG, GGP, MAC, TCO, and SKT. Shown for informational purposes.

(4) Retail peer selected companies' 2015 estimates represent midpoint of management guidance (PEI: \$1.74 – \$1.79, CBL: \$2.34 – \$2.41, WPG: \$1.65 – \$1.69). 2016 and 2017 estimates represent SNL consensus estimates.

(5) 2014 CBL figure and 2014 TCO figure reflect FFO per share as adjusted.

9

Preliminary, Subject to Further Review and Revision RHO Stock Price Performance Challenges Stock A B 5/4/2014: FFO guidance range increased by $0.03 Volume (‘000s) 7000 Price $17.58 (Current) $17.98 (Jan. 19) 1,400 $18.00 8/3/2014: FFO guidance range increased by $0.02 $28.00 C 11/3/2014: FFO guidance range increased by $0.01 - 0.02 pos+ed36P.r6i%ce: $ 1,000 $16.00 800 6000 $15.00 $24.00 5000 0 1/115.966666371.333333 47 62.66666778.333333 94 109.66661725.33323/32141 $20.00 4000 3000 $16.00 2000 $12.00 1000 $8.00 0 Jan-2012 Jun-2012 Nov-2012 Mar-2013 Aug-2013 Jan-2014 Jun-2014 Nov-2014 Apr-2015 Sep-2015 Feb-2016 Source: FactSet as of February 2, 2016. 10 1,200 $17.00RHO D8/3/2015: FFO guidance range increased by $0.01 E11/2/2015: SS NOI guidance range increased by 50 bps at low-end of range; FFO guidance increased by $0.01 at low-end of range 600 400 $14.00 200 4. 15 $13.000 CE ABD $11.30 (Jan. 12) 1/12/2012: First day of trading after spin-off from GGP 11/12/2015: Acquisition of The Shoppes at Carlsbad 1/7/2014: $157mm follow-on equity offering BOREAS Pro 17.00 $1 3. 9 (Jan ) Despite progress, RHO’s stock price has faced significant downward pressure since late 2013

Preliminary, Subject to Further Review and Revision

RHO – LTM Volume Trading Overview

Bank of America Merrill Lynch

Over last 12 months, approximately 59% of RHO's shares have traded above $17.00 per share and, since BOREAS' 1/19/16 acquisition proposal announcement, such shares have traded in narrow band of between $17.00 and $18.00 per share

Current (2/2/16)	$17.58
52-Week Intraday High	$20.02
52-Week Intraday Low	$12.79

52-Week Closing High	$19.95
52-Week Closing Low	$13.12

	Moving Average	Prem/Disc to Current	Average Daily Volume ('000s)
Since 1/15/16 [1]	$17.59	0.0%	1,302
30-Day Prior to [1]	$14.60	(16.9%)	300
90-Day Prior to [1]	$15.94	(9.3%)	277
180-Day Prior to [1]	$16.50	(6.2%)	227
1 Year Prior to [1]	$17.06	(2.9%)	221

LTM Trading Volume

Total Shares Traded Last 12 Months	67mm



736
6,132
10,844
9,354
29,335
8,062
2,134
$13.00 - $14.00
$14.00 - $15.00
$15.00 - $16.00
$16.00 - $17.00
$17.00 - $18.00
$18.00 - $19.00
$19.00 - $20.00
1% of Total 2% of Float
9% of Total 16% of Float
16% of Total 29% of Float
14% of Total 25% of Float
45% of Total 79% of Float
12% of Total 20% of Float
3% of Total 6% of Float

Volume Since BOREAS Announcement

Shares Traded Since Announcement (1/19/16)	14mm



0
2,201
9,807
2,313
0
$17.00 - $17.25
$17.25 - $17.50
$17.50 - $17.75
$17.75 - $18.00
$18.00 - $18.25
0% of Total 0% of Float
15% of Total 6% of Float
68% of Total 26% of Float
16% of Total 6% of Float
0% of Total 0% of Float

Source: FactSet as of February 2, 2016.
Note: Represents Volume Traded in Closing Stock Price Range, thousands of shares.
(1) Based on trading days (not calendar days).

11

Preliminary, Subject to Further Review and Revision Historical Forward 2014 – 2016YTD FFO Multiples 23.5x 21.0x companies 18.5x 16.0x 13.5x 11.0x 8.5x 6.0x 1/2/2014 3/19/2014 6/3/2014 8/18/2014 11/2/2014 1/17/2015 4/3/2015 6/18/2015 9/2/2015 11/17/2015 2/2/2016 Source: SNL Financial as of February 2, 2016. Note: RHO shown from March 6, 2014 since there were no Wall Street FFO consensus estimates for RHO prior to that date. (1) (2) Averages through January 15, 2016. Based on SNL consensus estimates. Retail peer selected companies include PEI, CBL, and WPG. Other retail selected companies include SPG, GGP, MAC, TCO, and SKT. Shown for informational purposes. (3) 12 (4) Retail peer selected companies (2) 6.6x RHO 8.7x Implied multiple at BOREAS proposed price 8.5x Other retail selected (3) 17.9x Historical Average NTM FFO Multiples (1) 10-Year 5-Year Average 2-Year 1-Year 6-Month 3-Month On Average Average Since Spin-off Average Average Average Average 1/15/2016 Current (02/02/2016) RHO (2) 10.0x 10.0x 9.3x 8.3x 7.7x 6.7x 8.7x Delta to retail peer selected companies 0.7x 0.8x 0.6x 0.5x 0.3x 0.0x 2.2x Retail peer selected companies (3) 8.2x 9.0x 9.3x 9.2x 8.7x 7.8x 7.4x 6.7x 6.6x PEI 8.3x 9.4x 9.9x 10.6x 11.4x 10.9x 10.9x 10.1x 10.2x CBL 8.1x 8.6x 8.7x 7.8x 7.2x 6.1x 5.4x 4.7x 4.6x WPG 7.4x 6.4x 5.9x 5.4x 4.9x Other retail selected companies (4) 15.3x 18.1x 18.7x 18.8x 19.0x 18.2x 18.0x 17.7x 17.9x At $17.00 BOREAS Proposed Price 8.5x Since RHO’s spin-off, the Company has on average traded at a 0.7x premium to retail peer selected companies. In last six months, until BOREAS’ 1/19/16 acquisition proposal announcement, this premium had been declining

Preliminary, Subject to Further Review and Revision Historical Price 2014 – 2016YTD / SNL consensus NAV 120.0% 110.0% 100.0% 90.0% 80.0% 70.0% 60.0% 50.0% 1/2/2014 3/19/20146/3/2014 8/18/2014 11/2/2014 1/17/2015 4/3/2015 6/18/2015 9/2/2015 11/17/2015 2/2/2016 Source: SNL Financial as of February 2, 2016. Note: RHO shown from March 6, 2014 since there were no Wall Street NAV consensus estimates for RHO prior to that date. (1) (2) (3) 13 (4) Averages through January 15, 2016. Based on SNL consensus estimates. Retail peer selected companies include PEI, CBL, and WPG. Other retail selected companies include SPG, GGP, MAC, TCO, and SKT. Shown for informational purposes. Retail peer selected companies (2) 58.8% RHO 87.1% Implied Price/NAV at BOREAS $17.00 proposed price 84.4% Other retail selected companies (3) 84.7% Delta to retail peer selected companies (1.1%) 4.0% 8.6% 10.2% 7.9% 4.9% 28.3% Retail peer selected companies (3) 83.1% 87.2% 88.1% 83.0% 77.0% 70.8% 67.9% 62.0% 58.8% PEI 80.4% 86.5% 88.8% 85.8% 84.5% 79.9% 79.4% 72.2% 72.0% CBL 85.9% 87.8% 87.3% 80.1% 74.4% 66.7% 62.7% 54.4% 51.7% WPG 72.0% 65.9% 61.5% 59.6% 52.8% Other retail selected companies (4) 96.4% 97.8% 96.2% 94.0% 91.6% 88.0% 85.4% 83.2% 84.7% Retail peer selected companies consistently have traded at a discount to NAV over last several years; RHO generally has traded at a lesser discount than retail peer selected companies Historical Average Price / Wall St. Consensus NAV (1) 10-Year 5-Year Average 2-Year 1-Year 6-Month 3-Month On Current Average Average Since Spin-off Average Average Average Average 1/15/2016 (2/2/2016) RHO (2) 86.9% 86.9% 85.6% 81.0% 75.7% 67.0% 87.1% At $17.00 BOREAS Proposed Price 84.4%

Preliminary, Subject to Further Review and Revision Preliminary FinancialAnalyses

Preliminary, Subject to Further Review and Revision Summary Overview of RHO Projections RHO Projections RHO Projections include partial sale of two assets and no acquisitions  $ in millions, except per share 2015 2016E 2017E 2018E 2019E 2020E – 49% interests in Chula Vista and Gateway sold for $65mm of net cash proceeds to pay down debt Total strategic and cosmetic CapEx spend of $201mm (1)  – 13 properties Growth Rate 9.1% 11.2% 12.3% 4.0% 3.9% Genera l & Admi ni s tra ti ve Expens e (26) (26) (27) (28) (29) (29) – All projects completed by 2017 except Carlsbad (2018) Growth Rate 10.1% 12.4% 13.6% 4.1% 4.0% Turtle Creek Crossing strip asset sold in Q4 2016 for $9.0mm  Growth Rate 10.2% 24.8% 16.9% 4.8% 5.1% Vista Ridge returned to lender  Five loans, representing $518mm current balance refinanced over 2016 - 2020 at rates between 4.5% - 5.5%  – Interest rate growth based on forward curve as of 01/04/2016 Source: RHO management. (1)Inclusive of Original Portfolio and Acquisition Assets, excludes internal fees, and deducts present value of estimated municipal incent ives estimated at $21M. (2)Includes acquisitions, partial sales, and recent development projects including: Chula Vista, Mt. Shasta Mall, Fig Garden Vil lage, Bel Air Mall, Newpark Mall, Gateway Mall, Grand Traverse Mall, Spring Hill Mall, and The Shoppes at Carlsbad. 14 Additional Information: Lea s i ng, TIs , a nd Ma i ntena nce Ca pEx$50$61$58$35$26$26 Stra tegi c Ca pEx961007451----Net Debt / Core EBITDA9.4x8.3x7.6x6.6x6.0x5.5x (Net Debt + Preferred) / Core EBITDA9.8x9.0x8.3x7.2x6.6x6.1x Net Debt + Preferred$1,667$1,695$1,744$1,726$1,653$1,582 Core FFO per Share$1.79$1.98$2.45$2.85$2.96$3.09 Core FFO$104$114$143$167$175$184 Core EBITDA$171$189$212$241$251$261 NOI$197$215$239$269$280$290 Sta bi l i zed NOI 150167180187193 Growth Rate 11.9%7.8%3.5%3.4% Non-Sta bi l i zed NOI (2) 6472889397 Growth Rate 13.2%22.7%5.0%4.8% Di s pos i ti ons (Vi s ta Ri dge Ma l l ) 2--------2016 - 2020 CAGR 6.6% 11.2% 7.8% 8.4% 12.6% 11.8% RHO projects strong NOI growth between 2015 and 2020 expected from benefits of recent redevelopment and acquisition projects

Preliminary, Subject to Further Review and Revision

Preliminary Financial Analyses Summary

Bank of America Merrill Lynch



52-Week Price Range
Wall Street Research [1]
Selected Precedent Transactions [2]
NAV
DCF
Selected Public Companies
Informational Reference Points
RHO Unaffected Stock Price on 01/15/16: $13.49
RHO Closing Stock Price on 02/02/16: $17.58
$19.95
$13.12
$22.53
$16.48
$26.50
$21.75
$16.75
$22.00
$15.25
$17.75
$12.75
$20.75
$14.75

LTM Stock Price Performance [3]	Wall Street Research Analysts' NAV Estimates	Selected Precedent Transactions	NAV	DCF	2016E FFO	2017E FFO
Low - High	Low - High	Low - High	Low - High	Low - High	Low - High	Low - High
$13.12 - $19.95	$16.48 - $22.53	Underwritten NOI (2016E) [4]	Underwritten NOI (2016E) [4]	Discount Rate	Multiples	Multiples
		$215mm	$215mm	8.25% - 8.75%	6.5 x - 9.0 x	6.0 x - 8.5 x
Reached on:		Cap Rate	Market Cap Rate	Perpetuity Growth	2016E FFO [4]	2017E FFO [4]
1/14/16 - 3/24/15		6.5%	7.1% - 7.8%	1.50% - 2.00%	$1.98 - $1.98	$2.45 - $2.45
		Implied Price Range	Implied Reference Range	Implied Reference Range	Implied Reference Range	Implied Reference Range
		$26.50	$16.75 - $21.75	$15.25 - $22.00	$12.75 - $17.75	$14.75 - $20.75

Source: RHO Projections.
Note: Price ranges rounded to nearest $0.25.
(1) Includes three variations of NAV estimates: 3Q NTM, 2015E, and 2016E.
(2) Reflects cap rate implied from WPG/GRT merger. Given lack of recent M&A activity in mall sector and limited comparability, selected precedent transactions shown for informational purposes.
(3) Based on closing prices.
(4) Based on RHO Projections.

15

Preliminary, Subject to Further Review and Revision Illustrative Levered Returns Sensitivity Current leverage structure of RHO limits ability to add incremental debt to its capital structure Assumptions: Base unlevered and levered free cash flows from RHO Projections adjusted to reflect removal of $6 million in public company costs (1) Investment holding of five years Estimated transaction expenses of $20 million (2) Additional debt scenario assumes an additional $100 million of debt     Source: RHO Projections. Note: Exit multiple applied to Core EBITDA of $271 million and Core NOI of $302. (1)$6 million reflects estimate for cost savings. (2)Potential buyer and seller transaction costs. 16 Levered IRR Sensitivity (With $100 Incremental Debt) Exit Multiple 12.0x12.5x13.0x13.5x14.0x Exit Cap Rate 9.0%8.7%8.3%8.0%7.7% Illustrative Price $17.00 $18.50 $20.00 $21.50 $23.00 18.3%19.9%21.4%22.9%24.3% 16.0%17.6%19.1%20.5%21.9% 13.9%15.5%17.0%18.4%19.7% 12.0%13.6%15.0%16.4%17.8% 10.3%11.9%13.3%14.7%16.0% Levered IRR Sensitivity (No Incremental Debt) Exit Multiple 12.0x12.5x13.0x13.5x14.0x Exit Cap Rate 9.0%8.7%8.3%8.0%7.7% Illustrative Price $17.00 $18.50 $20.00 $21.50 $23.00 16.8%18.3%19.8%21.2%22.5% 14.8%16.3%17.7%19.0%20.3% 12.9%14.4%15.8%17.1%18.4% 11.2%12.7%14.1%15.4%16.6% 9.7%11.1%12.5%13.8%15.0% Unlevered IRR Sensitivity Exit Multiple 12.0x12.5x13.0x13.5x14.0x Exit Cap Rate 9.0%8.7%8.3%8.0%7.7% Illustrative Price $17.00 $18.50 $20.00 $21.50 $23.00 9.3%10.1%10.8%11.5%12.3% 8.5%9.3%10.1%10.8%11.5% 7.8%8.6%9.3%10.0%10.7% 7.1%7.9%8.6%9.3%10.0% 6.4%7.2%7.9%8.6%9.3%

Preliminary, Subject to Further Review and Revision

Summary of Wall Street Research Estimates on RHO

Bank of America Merrill Lynch

Wall Street Research Summary

Firm	Report Date	FFO per Share 2016E	FFO per Share 2017E	EBITDA 2016E	EBITDA 2017E	NAV Estimate	NAV Estimate Period
Boenning & Scattergood	1/26/2016	$1.93	$2.37	--	--	$19.28	Q3 2015 NTM
KeyBanc Capital Markets	1/20/2016	2.01	2.21	--	--	19.39	Q3 2015 NTM
Canaccord Genuity	1/19/2016	2.14	2.31	$187	$199	19.72	2015E
RBC Capital Markets	1/19/2016	1.99	2.16	184	215	22.53	2016E
Stifel Nicolaus	1/19/2016	1.98	2.14	179	189	20.00	2015E
Bank of America Merrill Lynch	1/12/2016	1.77	1.90	94	102	16.48	Q3 2015 NTM
Barclays Capital	11/13/2015	1.92	2.06	209	221	20.14	Q3 2015 NTM
Average		**$1.96**	**$2.16**	**$170**	**$185**	**$19.65**	
SNL Consensus		**$2.00**	**$2.24**	**$183**	**$201**	**$20.18**	
Green Street Advisors	**1/19/2016**	**$1.83**	**$1.89**	**--**	**--**	**$16.67**	
RHO Projections		**$1.98**	**$2.45**	**$189**	**$212**		

Sources: SNL Financial, Green Street Advisors and Wall Street Research.
Note: As of February 2, 2016.

17

Preliminary, Subject to Further Review and Revision Preliminary Net Asset Value Analysis All figures in millions, except per share amounts Low (1) Midpoint High (2) Nominal Cap Rate (4) 7.8% 7.5% 7.1% Ca s h a nd Ca s h Equi va l ents Res tri cted Ca s h Rent a nd Other Recei va bl es 8 32 28 8 32 28 1 5 8 32 28 1 5 Ca pi ta l i zed Ma na gement Fee Income (5) 1 Other As s ets 5 Revol vi ng Credi t Fa ci l i ty Term Loa ns Mortga ge Debt (6) 5% Preferred OP uni ts Es ti ma ted Adj us tments For Ma rki ng Debt To Ma rket (7) Other Li a bi l i ti es 59 285 1,264 140 43 56 59 285 1,264 140 43 56 59 285 1,264 140 43 56 x Ful l y Di l uted Sha res a nd OP Uni ts Outs ta ndi ng 58.0 58.0 58.0 Source: RHO Projections. Note: Figures in millions, except per share and per unit amounts. Estimated NAV per share rounded to nearest $0.25. Non -real estate assets and liabilities are recorded at book value as of December 31, 2015. (1) (2) (3) (4) (5) (6) (7) Assumes 5% discount to midpoint calculation. Assumes 5% premium to midpoint calculation. Property level NOI and cash flows per RHO Projections were used to determine Total Implied Real Estate Value. Calculated as RHO Projections for 2016E total Core NOI of $215mm divided by Total Implied Real Estate Value. Assumes capitalized Barnes Crossing management fee at 5.0x. Adjusted to reflect removal of Vista Ridge Mall, a special consideration asset which is expected by RHO management to be retu rned to lender. Estimated based on treasury yield curve as of February 2, 2016 plus credit risk spread based on debt yield, loan -to-value ratio and term. Present value of scheduled payments compared to current principal on debt. 18 Implied Net Asset Value ("NAV") / Share $16.75 $19.25 $21.75 Implied Net Asset Value ("NAV") 970 1,115 1,259 Implied Gross Asset Value ("GAV") 2,817 2,962 3,106 Total Implied Real Estate Value (3) $2,744 $2,888 $3,032 RHO PRELIMINARY NAV ANALYSIS

Preliminary, Subject to Further Review and Revision Preliminary Discounted Cash Flow Analysis A Assumes $71 million of debt treated as cash proceeds along with estimated cash proceeds of $65 million to account for full transaction value of joint venture structuring. Source: RHO Projections. Note: Figures in millions, except per share amounts. Present value date of January 1, 2016 based on mid -year convention. Implied equity value per diluted share rounded to nearest $0.25. Stock-based compensation treated as cash expense. (1) (2) (3) 19 Based on 2020E RHO Projections normalized to reflect ending of TIF sales tax revenue and other costs. Normalized year value assumes each property undergoes $1.8 million refresh every 15 years. Based on 2021E RHO Projections of $271 million for Core EBITDA (Core NOI less cash G&A). Terminal Value as % of Total Value Perpetuity Growth Discount Rate 1.50%1.75%2.00% 8.25% 8.50% 8.75% 77.4%78.1%78.8% 76.7%77.4%78.1% 75.9%76.6%77.3% Implied Core EBITDA Multiple (3) Perpetuity Growth Discount Rate 1.50%1.75%2.00% 8.25% 8.50% 8.75% 12.0x12.5x13.1x 11.6x12.1x12.6x 11.2x11.6x12.1x Unlevered Free Cash Flows Year Tota l NOI - G&A - Ca pi ta l i zed G&A + Net Ca pi ta l i zed RE Ta xes a nd Ins ura nce a nd TIF Ta x Revenue - Increa s e i n Net Worki ng Ca pi ta l - Ca pi ta l Expendi tures (2) - Other Cos ts - Ca pi ta l i zed IT + Proceeds from Di s pos i ti onsA + JV Ma na gement Fees 2016E2017E2018E2019E2020ENorma l i zed (1) $215$239 $269 $280 $290 $290 (26) (27) (28) (29) (29) ($29) (18) (16) (14) (14) (14) ($14) (1) 1 2 3 3 -------------- (161)(132) (86)(26) (26) (30) (1)(1)(1)(1)(1)--(1)(1)(1)(0)(0)(0) ------------11111 Unlevered Free Cash Flows$155$65$143$214$224$217 Discount Rate D Discounted+PV of Terminal Value=Total Implied-Cash FlowsBased on Perpetuity GrowthEnterprise Value 1.50%1.75%2.00%1.50%1.75%2.00% $641$2,198$2,288$2,385$2,839$2,929$3,027 6372,0952,1782,2672,7322,8152,905 6341,9992,0762,1582,6332,7102,792 Net Debt + Pref 8.25% 8.50% 8.75% Discount Rate ($1,740) (1,740) (1,740) -Minority=Total Implied/FD Shares= InterestEquity ValueOutstanding 1.50%1.75%2.00% ($14) $1,085 $1,175 $1,272 58.0 (14) 978 1,061 1,150 58.0 (14) 879 955 1,037 58.0 Implied Equity Value per Diluted Share 8.25% 8.50% 8.75% 1.50%1.75%2.00% $18.75$20.25 $22.00 16.75 18.25 19.75 15.25 16.5018.00 G F E C B A 146

Preliminary, Subject to Further Review and Revision Preliminary Selected Public Companies Analysis Green Street Advisors Estimate Shown for Informational Purposes Source: Public filings, SNL Financial, FactSet,Wall Street Research, and Green Street Advisors. Note: Metrics other than FFO shown for informational purposes. (1) For market capitalization purposes, fully diluted shares include shares, units, options using treasury method and convertibl e securities. TEV defined as Market Value + Debt + Preferred Stock + Minority Interest - Cash and Equivalents. Proportionate share of JV debt and debt related to subsequent events included as appropriate and available. Based on SNL consensus estimates as of February 2, 2016. Based on Green Street Advisors as of February 2, 2016. Figures for other retail selected companies reflect most recent public filings. RHO figures reflect estimated preliminary Q4 2015 values per RHO Projections. Based on Green Street Advisors 3Q 2015 Mall Update dated November 11, 2015, except for RHO which is based on RHO Projections. RHO metrics calculated based on RHO Projections. Based on SNL consensus estimates. Other retail selected companies include SPG, GGP, MAC, TCO, and SKT. Shown for informational purposes. (2) (3) (4) (5) (6) (7) (8) (9) 20 Other Retail Selected Companies Mean (9) 85% 3.3% $23,389 $35,253 35% 7.2x 20.2x 19.0x 17.6x 16.2x 85% 78% $608 4.5% 4.3% Other Retail Selected Companies Median (9) 84% 3.4% $13,179 $19,728 34% 7.3x 20.3x 19.3x 18.6x 17.1x 86% 82% $620 4.4% 4.2% RHO at 01/29/2016 (Management) (7) 17.58 88% 4.1% 1,019 2,774 63% 9.3x 14.7x 12.5x 8.9x 7.2x 87% 105% $350 6.4% 11.9% RHO at BOREAS 01/19/2016 Proposal (Management) (7) 17.00 85% 4.2% 984 2,739 64% 9.3x 14.5x 12.4x 8.6x 6.9x 84% 102% $350 6.4% 11.9% RHO Unaffected at 1/15/2016 (Management) (7) 13.49 67% 5.3% 778 2,533 69% 9.3x 13.4x 11.4x 6.8x 5.5x 67% 81% $350 6.4% 11.9% RHO Unaffected at 1/15/2016 (SNL Consensus) (8) 13.49 67% 5.3% 778 2,533 69% 9.3x 13.8x 12.6x 6.8x 6.0x 67% 81% $350 ---- 2.0% (0.2%) Retail Peer Selected Companies Mean 58% 8.6% $1,839 $6,001 66% 7.3x 11.8x 11.3x 6.5x 6.2x 59% 49% $385 2.0% (0.0%) Retail Peer Selected Companies Median 49% 10.0% $1,907 $6,215 66% 7.0x 11.3x 11.0x 4.9x 4.8x 53% 48% $371 2.3% 0.3% TRADING CAPITALIZATION FINANCIAL OPERATING Closing Stock % of Price as of: 52-Week Dividend Company 2/2/16 High Yield CBL $10.55 49% 10.0% Equity Total Net Debt (2) Net Debt (2) Market Enterprise + Pref. / / LTM Cap. (1) Value (1)(2) TEV EBITDA $2,107 $8,064 74% 7.0x Price /Price / TEV / EBITDA (3) FFO Multiple (3) Consensus Green Street 2016E 2017E 2016E 2017E NAV (3) NAV (4) 10.3x 10.1x 4.5x 4.4x 52% 41% 2016E 2017E Sales PSF SSNOI SSNOI MRQ (5) Growth (6) Growth (6) $371 2.3% 0.3% WPG 8.66 49% 11.5% 1,907 6,215 66% 6.9x 11.3x 11.0x 4.9x 4.8x 53% 48% $361 1.1% (1.2%) PEI 19.39 77% 4.3% 1,503 3,723 60% 8.0x 13.8x 13.0x 10.1x 9.3x 72% 59% $424 2.7% 0.9%

Preliminary, Subject to Further Review and Revision Preliminary Overview ofPotential Alternatives

Preliminary, Subject to Further Review and Revision

Illustrative Decision Tree of Potential Strategic Alternatives for RHO

Bank of America Merrill Lynch

Illustrative Responses to BOREAS

Response	Option	Benefits	Certain Considerations
A — We are not for sale…	A1 — …as our strategic plan delivers materially higher value	• Sends strong message to BOREAS that RHO believes in substantial future upside • Keeps door open for re-engaging if BOREAS submits revised proposal	• Could diminish ability to conduct full process • BOREAS may walk away • Stock price risk
	A2 — …and we are evaluating other alternatives	• Gives RHO optionality to pursue range of alternatives • Does not preclude RHO from deciding to pursue future sale • Keeps door open for re-engaging if BOREAS submits revised proposal	• Need to have strong commitment to pursuing transformational alternative in the event BOREAS does not re-bid • Stock price risk
B — We are pursuing a process…	B1 — …you are welcome to participate	• BOREAS may submit revised proposal • Maintains competitive dynamic	• Potential that BOREAS decides not to participate and attempts to block a deal • Requires potentially long timeframe • Stock price risk
	B2 — …however we are giving you the opportunity to pre-empt	• BOREAS likely to submit revised proposal • Provides optionality to pursue future process • Shorter timeframe or longer timeframe if full process required	• Response strategy for inbound inquiries • Potential for leaks • Must be willing to conduct process • Go-shop • BOREAS may ask for exclusivity
C — We will pursue direct discussions with you…	C1 — …only if you are at a "materially" higher price "(no specific number given)"	• BOREAS likely to submit revised proposal • Provides optionality to pursue future process • Shorter timeframe or longer timeframe if full process required	• Response strategy for inbound inquiries • Competitive dynamic to be determined • BOREAS may not want to bid against itself • BOREAS may ask for exclusivity
	C2 — …at a price of $[X] / share	• May encourage BOREAS to move more quickly • Short timeframe • Provides optionality to pursue process with other parties	• Establishes potential ceiling on value with BOREAS

21

Preliminary, Subject to Further Review and Revision Potential Strategic Alternatives A  Partner with financial investor by contributing assets into new entity and potentially raising additional programmatic capital for new assets RHO maintains control of assets and day-to-day operations  Identify selected group of assets that could be sold to validate higher valuation or improved portfolio quality Proceeds could be delivered to shareholders in form of dividend or share repurchase or used for other strategic purposes  Merger with another public company Likely to be largely stock-for-stock deal  Structured corporate-level investment into the Company by third-party investor Proceeds could be used to fund accelerated redevelopments, new acquisitions or other strategic purposes     Provides capital for future redevelopment and delevering Potential to show inherent asset value of portfolio vs. current trading levels Retains control over assets and option to repurchase in future Ancillary fee income potential (mgmt. fees) Possible valuation arbitrage from dislocations in public market relative to private market Potentially broader universe of buyers for selected assets in private market as compared to whole-company buyer Potential opportunity to deleverage Potential for transaction that maintains future upside for RHO’s existing shareholders Potential G&A synergies Benefits of increased scale Investors gain more liquidity Potential to strengthen balance sheet Can be conducted in parallel with sale process for entire Company Allows for acceleration of investment into higher return projects Would enable the Company to continue executing on its strategic plan                Certain provisions may restrict future corporate activity / financings Impact of joint venture on pro forma portfolio quality Increased counterparty risk JV structure less appreciated by public investors Certain approval rights likely required by partner Potential tax implications Potential short-term drag on FFO until cash proceeds are redeployed Timeline to execute uncertain Impact on market valuation of Company Impact of asset sales on pro forma portfolio quality Sale of pro forma company Balance sheet impact Potential share repurchases would reduce float and liquidity Asset valuation Limited availability of financing for lower sales per square foot assets BOREAS may end up with larger percentage ownership Impact on market valuation of Company Few realistic counterparties RHO’s current multiple is higher than that of many potential strategic buyers, which could result in dilution to acquiring company Social issues Relative NAVs Potential loss of control Uncertain counterparty willingness to engage Impact on market valuation of Company Returns on strategic investments need to exceed cost of third-party capital Could be expensive relative to other sources of capital Investor views on valuation / NAV Likely to require minority investor protections and other governance considerations Use of proceeds Impact on market valuation of Company                               22 Considerations Benefits Description Asset Sales White Squire Joint Venture Merger

Preliminary, Subject to Further Review and Revision Illustrative Multi-Party Process Timeline B Week Action Item / Milestone 23 Special Committee’s first decision will be whether to engage in a process with multiple parties, proceed / negotiate with BOREAS, or determine that RHO is not for sale at this time Round 2 Invite parties into Round 2 Draft Merger Agreement ("Agreement") and final bid instructions letter Open Round 2 dataroom Conduct management meetings and site tours Distribute final bid instructions and Agreement Facilitate detailed due diligence Receive final bids and markups to Agreement Special Committee meeting to evaluate bids and decide whether to pursue deal Final negotiations Sign Agreement and announce transaction Round 1 Decision Point: Special Committee Decides Whether to Pursue Process Contact Round 1 participants and negotiate NDAs Provide access to Round 1 limited dataroom to parties that executed NDAs Send process letter and respond to questions / requests for additional information, as appropriate Prepare Round 2 dataroom, marketing materials, and management presentation Conduct initial management presentations All interested parties to submit preliminary, non-binding indications of interest Decision Point: Special Committee meeting to evaluate indications and decide upon next steps 1 2 3 4 5 6 7 8 9 10 11 12 13 May SMTWTFS 1234567 8910 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 29 30 31 April SMTWTFS 12 3456789 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 29 30 March SMTWTFS 12345 678910 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 29 30 31 February SMTWTFS 123456 78910 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 29

Preliminary, Subject to Further Review and Revision Certain Considerations for Negotiation C Selected Merger Agreement Terms Trends in “Go-Shops” Go-Shop  Active solicitation of alternative potential suitors for limited period immediately after signing/announcing transaction Two-tiered termination fee  18 16 14 12 10 8 6 4 2 0 4.0% 3.0%  – Lower fee payable if competing bidder submits superior proposal within go-shop period 2.0% 1.0% Support Agreement  BOREAS agreement to support superior proposals (subject to matching rights) Matching Rights  0.0% <30 30-3 Term. Fee Go-Shop Fee  Period for BOREAS to evaluate and decide whether to match a superior proposal Expense Reimbursement  Distribution of Go-Shop Periods 120%  96% 100% In addition to or in lieu of a termination fee, Company reimbursement of BOREAS out-of-pocket costs, subject to agreed-upon capped amount  80% 60% 40% 20% 0% >10 days >20 days >30 days >40 days Source: MergerMetrics. Represents transactions with “Go Shop” provision announced since 2011 and transaction values of greater than $100 million. 24 (1) Based on termination fee payable as % of equity/offer value paid. 100% 47% 20% 3.3% 1.7% Average of Two-Tiered Termination Fees (1)

Preliminary, Subject to Further Review and Revision

Potential Buyers and Partners

Bank of America Merrill Lynch

	Financial Buyers	Strategic Buyers	Pension, Insurance & SWF	JV Partners / Asset Sales
Tier 1	▪ Alliance Bernstein ▪ Cerberus ▪ DRA ▪ Lone Star Funds ▪ Rockpoint	▪ Phillips Edison	▪ CPPIB ▪ QIC	▪ Angelo Gordon ▪ Farallon ▪ Heitman ▪ JPMAM ▪ Lincoln ▪ O'Connor ▪ TIAA ▪ USAA
Tier 2	▪ Blackstone ▪ Carlyle ▪ CBRE ▪ Centerbridge ▪ Clarion ▪ Colony ▪ Lend Lease ▪ Macquarie ▪ TPG	▪ CBL & Associates ▪ Penn REIT ▪ Starwood Capital ▪ WP Glimcher ▪ Other Shopping Center REITs	▪ APG ▪ AustralianSuper ▪ Cadillac Fairview ▪ Future Fund ▪ GIC ▪ Harvard ▪ Prudential ▪ TRS	▪ Acadia funds ▪ AEW ▪ Apollo ▪ ARES ▪ CIM ▪ Invesco ▪ KKR ▪ Morgan Stanley ▪ Och-Ziff ▪ PCCP ▪ Principal Real Estate ▪ Silverpeak ▪ Toll Brothers ▪ UBS

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Preliminary, Subject to Further Review and Revision Appendix

Preliminary, Subject to Further Review and Revision Weighted Average Cost of Capital

Preliminary, Subject to Further Review and Revision Weighted Average Cost of Capital Bloomberg Beta of Public Companies Calculating WACC B e ta R S q u a re d o f Eq u ity N e t N e t D e b t/ L e ve re d (1) U n le ve re d (2) L e v. B e ta Mkt. C a p D e b t N e t C a p C o st o f Eq u ity Risk-Free Rate (3) Unlevered Beta (4) Levered Beta (5) Size Premium (6) Historic al Risk Premium (7) Cost of Equity C o mp a n y 2.27% 0.48 1.24 1.71% 4.99% 2.27% 0.48 1.24 1.71% 7.00% CBL & Assoc iates Properties WP Glimc her Pennsylvania REIT 1.74 0.62 1.70 0.49 0.21 0.73 0.51 0.11 0.52 2,107 1,907 1,503 5,318 3,896 2,018 71.6% 67.1% 57.3% 10.15% 12.64% C o st o f D e b t Pre-tax Cost of Debt (8) Tax Rate After-Tax Cost of Debt 7.25% 0.0% 7.25% 0.0% 7.25% 7.25% Target Net Debt/Total Net Cap. 61.1% 61.1% WACC Sensitivity N e t D e b t / N e t D e b t/ N e t D e b t/ Est. C o st EB IT D A Eq . V a l. N e t C a p . o f D e b t 0 . 4 2 0 . 4 5 0 . 5 1 0 . 5 4 0 . 4 2 0 . 4 5 0 . 5 1 0 . 5 4 Source: Ibbotson SBBI 2015 Valuation Yearbook, Bloomberg. (1) (2) (3) (4) (5) (6) (7) (8) (9) For each selected company, represents historical beta sourced from Bloomberg. Unlevered Beta = Levered Beta/(1 + ((1 - Tax Rate) * Net Debt/Equity)). Twenty-Year U.S. Government Bond Yield as of February 2, 2016. Represents average of Unlevered Betas of selected companies. Represents levering of average Unlevered Beta of selected companies at Target’s capital structure. Levered Beta = (Unlevered Beta)*(1+(1-Tax Rate)*(Net Debt/Equity)). Represents capitalization risk premium. Data Source: Ibbotson SBBI 2015 Valuation Yearbook Represents mean equity risk premium per Ibbotson SBBI 2015 Valuation Yearbook. Based on market estimates. WACC equals ((Net Debt/Capitalization * (Cost of Debt * (1 - Tax Rate))) + (Equity/Capitalization * Levered Cost of Equity)). 26 7.0x 101.9% 50.5% 5.75% 6 . 9 8% 7 . 13% 7 . 4 2% 7 . 5 7% 7 . 8 2% 8 . 0 3% 8 . 4 5% 8 . 6 6% 7.5x 117.7% 54.1% 6.25% 7 . 3 1% 7 . 4 6% 7 . 7 6% 7 . 9 1% 8 . 16% 8 . 3 7% 8 . 7 9% 9 . 0 0% 8.0x 136.3% 57.7% 6.75% 7 . 6 8% 7 . 8 3% 8 . 13% 8 . 2 8% 8 . 5 3% 8 . 7 4% 9 . 16% 9 . 3 7% 8.5x 157.0% 61.1% 7.25% 8 . 0 8% 8 . 2 3% 8 . 5 3% 8 . 6 8% 8 . 9 3% 9 . 14% 9 . 5 6% 9 . 7 7% 9.0x 184.8% 64.9% 7.75% 8 . 5 3% 8 . 6 8% 8 . 9 8% 9 . 13% 9 . 3 8% 9 . 5 9% 10 . 0 1% 10 . 2 2 % G e o me tric Me a n ER P A rith me tic Me a n ER P WA C C a t V a rio u s U n le ve re d B e ta a n d C a p ita l S tru c tu re s (9) WA C C8 . 3 8%9 . 3 5 % RHO1. 2 40 . 4 80 . 2 4$ 1, 0 19$ 1, 6 0 06 1. 1% A ve ra g e1. 3 60 . 4 80 . 3 8$ 1, 8 3 9$ 3 , 7 4 46 5 . 4 % G e o me tric A rith me tic ER P A ve ra g e

Preliminary, Subject to Further Review and Revision Selected Precedent Retail Transactions

Preliminary, Subject to Further Review and Revision Selected Precedent Retail Transactions Premium To: Target Date Cash / Offer Price Transaction Unaffected Consensus Nominal Acquiror Asset Class Announced Stock Per Share Value Price (1) NAV (2) Cap Rate 2. The Mills Corporation Si mon / Fa rra l on Ca pi ta l Ma na gement Ma l l 2/5/07 100% Ca s h / 0% Stock $25.25 $7,900 42.1% 21.7% N/A Source: Public filings, SNL Financial, and Green Street Advisors. Note: Nominal cap rates based on Wall Street estimates and calculations from public filings. “N/A” denotes not publicly avail able. (1)Premium to unaffected price reflects premium to last closing price prior to announcement. (2)Consensus NAV reflects SNL Financial consensus NAV estimates. 27 3. Rouse Ma l l 8/20/04 100% Ca s h $67.50 $12,237 32.2% 72.4% 5.9% Genera l Growth Properti es / 0% Stock Mall Sector 1. Glimcher Realty Trust B-Ma l l 9/16/14 73% Ca s h $14.20 $4,347 34.0% 24.0% 6.5% Wa s hi ngton Pri me Group / 27% Stock Informational as we believe there are no directly relevant comparable transactions

Preliminary, Subject to Further Review and Revision Selected Case Studies

Preliminary, Subject to Further Review and Revision

Brookfield's acquisition of MPG Office Trust

Bank of America Merrill Lynch

Chronology of Events

1 August 22, 2012 – Considers MPG sale; hires advisor
- MPG Office Trust reportedly hired financial advisor to contact third parties to buy MPG or make major cash investment: Brookfield, Colony Capital, Piedmont Office Realty Trust and Thomas Properties
- Over 90 bidders contacted

2 October 2, 2012 – First Brookfield Bid
- Brookfield submits indicative proposal of $2.10 per share

3 November 14, 2012 – Second Brookfield Bid
- Brookfield submits revised proposal of $2.55-2.65 per share
- Significant leverage (>90% Net Debt to TEV[1]) at MPG magnified small transaction value increases in price offered to equity holders

4 April 25, 2013 – Definitive merger agreement and investigations
- MPG entered into definitive merger agreement pursuant to which newly formed fund controlled by Brookfield would acquire MPG
- MPG's common shares receive $3.15 per share in cash at closing of merger; all-cash deal valued at about $2bn
- As per merger agreement, Brookfield commenced tender offer to purchase all of MPG's outstanding preferred shares for $25.00 per share in cash, without interest

5 June 14, 2013 – Launch of cash tender offer for all preferred shares outstanding
- Brookfield launched cash tender offer for all outstanding preferred shares of MPG at $25 per share

6 July 9, 2013 – Independent advisory firms recommend vote in favor of deal
- Leading independent proxy advisory firms, ISS, Glass Lewis, and Egan-Jones concluded that MPG's proposed merger with Brookfield was in best interests of MPG stockholders and recommended that MPG's common stockholders vote for transaction

7 July 15, 2013 – Signs MOU on merger-related lawsuit
- MPG settles consolidated putative class-action lawsuits filed in Maryland and California state courts in connection with proposed acquisition of MPG by Brookfield

8 July 17, 2013 – MPG stockholders approve merger
- MPG's common stockholders voted to approve merger of MPG with Brookfield
  - ~97% of votes cast (representing ~73% of MPG's outstanding shares) at special meeting voted in favor of approval of merger

9 October 15, 2013 – Brookfield completes acquisition of MPG
- Brookfield completed acquisition of MPG
- Successfully completed previously announced tender offer to purchase shares of preferred stock of MPG at $25 per share

Historical Stock Price Performance



$ 4.00
3.60
3.20
2.80
2.40
2.00
08/01/12
10/26/12
01/24/13
04/22/13
07/19/13
10/15/13
1
2
3
4
5
6
7
8
9

Source: FactSet, S&P CapitalIQ, public filings and press releases.
(1) Per S&P Capital IQ as of September 30, 2012.

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Preliminary, Subject to Further Review and Revision Brookfield’s Acquisition of Associated Estates Chronology of Events 1 5 June 03, 2014 – Land & Buildings expresses interest in Associated Estates • Associated Estates received letter from Land & Buildings requesting meeting to discuss available alternatives to maximize shareholder value, including possible sale of Associated Estates • In December 2014, Associated Estates engaged a financial advisor to assist in conducting a review of Associated Estate’s business April 22, 2015 – Associated Estates’ Board approves merger • Associated Estates’ board approved definitive merger agreement with Brookfield to acquire all outstanding shares of Associated Estates common stock for $28.75 in cash • Transaction valued at ~$2.5bn, including assumed debt August 05, 2015 – Associated Estates shareholders approve merger • Shareholders voted in favor to approve merger August 07, 2015 – Transaction Closed • Brookfield completed acquisition of Associated Estates for $28.75 per share in cash 6 7 2 March 16, 2015 – Brookfield expresses interest in Associated Estates • Associated Estates received preliminary indications of interest from Brookfield and other parties • Brookfield indicated preliminary interest in Associated for all-cash purchase price of $30 to $32 per share Historical Stock Price Performance 3 March 26, 2015 – Associated Estates engages in negotiations • From March 19 to March 26, 2015, Associated Estates engaged in negotiations with two parties - Brookfield and one other party • Associated Estates engaged legal counsel April 16, 2015 – Brookfield Offers $28.75 per share • Brookfield submitted written indication of interest at proposed purchase price of $28.75 per share, with transaction funded by debt and equity financing • Other party submitted proposed purchase price of $25.00 per share $ 6 7 4 Source: FactSet, public filings and press releases. 29 3 5 24 1

Preliminary, Subject to Further Review and Revision

QIA and Brookfield's Acquisition of Songbird which owned 69% of Canary Wharf

Bank of America Merrill Lynch

Chronology of Events

1 November 6, 2014 – Initial Offer (295 pence per share)
- 295 pence per share initial offer from Qatar and Brookfield
- Songbird owned 69% of Canary Wharf; Qatar owned 28% of Songbird
- Nov 7: Songbird rejects offer

2 November 25, 2014 – 2nd Offer
- Brookfield / Qatar expressed willingness to offer 325 - 330 pence per share

3 December 4, 2014 – 3nd and Final Proposal (350 pence per share)
- Brookfield /Qatar increased offer to 350 pence per share
- If accepted, Brookfield and Qatar would make offer for additional 31% of Canary Wharf shares at equivalent price
- Offer rejected

4 December 8, 2014 – Madison Accepts Offer
- Madison International indicates that it plans to accept Brookfield's takeover offer
- Madison held 12% of free float and 2.5% of total shares outstanding

5 December 10, 2014 – EMS Capital Accepts Offer
- EMS Capital indicates that it plans to accept QIA / Brookfield's takeover offer
- EMS Capital held 3.2% of free float and 0.7% of total shares outstanding

6 December 30, 2014 – Franklin Mutual encourages Songbird to Accept
- Franklin Mutual Advisers encourages Songbird to accept QIA/Brookfield proposal
- Franklin Mutual held 7% shares outstanding
- Songbird reiterated objections

7 January 12, 2015 – Songbird's Board Rejects
- Songbird board reiterates objections

8 January 28, 2015 – Offer Accepted (350 pence per share)
- Songbird's major shareholders indicate intention to accept 350 pence per share

9 April 20, 2015 – Transaction Closed
- Brookfield / QIA closed acquisition of Songbird/Canary Wharf

Historical Stock Price Performance


£ 3.80
3.40
3.00
2.60
2.20
10/01/14
11/03/14
12/01/14
01/01/15
02/02/15
03/02/15
04/01/15
1
2
3
4
5
6
7
8
9

Source: FactSet, public filings and press releases.

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